Exhibit 10.1

DATED	16 JUNE 2025

Steven Kwek Poh Song (Steven Guo Baosong)

(as “Seller”)

and

RCSR Pte. Ltd.

(as “Purchaser”)

and

Ryde Group Ltd.

AGREEMENT

for the

sale and purchase of

40% of the paid-up and issued share capital of

ATOLL DISCOVERY PTE. LTD.

Schedule

SCHEDULE 1
Details of the Company	16
SCHEDULE 2
Conditions Precedent	17
SCHEDULE 3
Pre-Completion Obligations	18
SCHEDULE 4
Completion	21
Part 1: Seller’s Obligations at Completion	21
Part 2: Purchaser’s Obligations at Completion	21
SCHEDULE 5
Warranties	22
Schedule 6	50
Form of Deed of Completion Certificate	50
Schedule 7	52
List of Assets	52

(See next page)

DATE:

PARTIES:

(1)	Steven Kwek Poh Song (Steven Guo Baosong) (NRIC Number: [ ]) with a residential address at [ ] (the “Seller”);

(2)	RCSR PTE. LTD. (UEN No: 202444790W), a company incorporated in Singapore having its registered address at 3 Fraser Street, #08-21 Duo Tower, Singapore 189352 (the “Purchaser”); and

(3)	RYDE GROUP LTD. (Company No: 397757), a company incorporated in Cayman Islands having its registered address at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, George Town, Cayman Islands (“Ryde Group Ltd”),

each a “Party”, collectively, the “Parties”.

RECITALS:

(A)	Atoll Discovery Pte. Ltd. (the “Company”) is an exempt private company limited by shares incorporated and validly existing under the laws of Singapore. Further particulars of the Company are set out in Schedule 1.

(B)	The Seller is the legal and beneficial owners of 100,000 ordinary shares of the Company and wishes to sell to the Purchaser 40,000 ordinary shares of the Company representing 40% of the paid-up and issued share capital of the Company (collectively, the “Sale Shares”).

(C)	The Seller has agreed to sell and the Purchaser has agreed to purchase the Sale Shares on the terms set out in this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	Defined terms

In this Agreement, the following words and expressions shall have the following meanings:

“Accounting Date” means in relation to any Financial Year of the Company, the last day of that Financial Year;

“Accounts” means in relation to any Financial Year of the Company:

(1)	the balance sheet of the Company as at the Accounting Date in respect of that Financial Year; and

(2)	the profit and loss account and cash flow statement of the Company in respect of that Financial Year,

together in each case with all notes, reports and statements required by law or Relevant Accounting Standards to be included in or annexed to them;

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“Affiliate” means, with respect to any person, any (a)(i) other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person, (ii) trust or partnership of which the trustee or general partner is the person referred to in clause (i), or (iii) entity which manages or provides investment management advice to, or is managed by or receives investment management advice from, any of the foregoing; and (b) directors of such person or of a person described in clause (a) of this sentence; provided that “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Business” means the business of the Company in rental and leasing of cars;

“Business Day” means a day (excluding Saturday, Sunday and public holidays) on which banks generally are open in Singapore for the transaction of normal banking business;

“Company” has the meaning ascribed to it in Recital (A);

“Companies Act” means the Companies Act 1967 of Singapore, as amended or modified from time to time;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 6;

“Completion Date” has the meaning given to it in Clause 6.1;

“Conditions” means the conditions precedent referred to in Clause 4.1;

“Consideration” has the meaning given to it in Clause 3.1;

“Consideration Shares” means 4,850,000 Class A ordinary shares in the capital of Ryde Group Ltd., to be issued at the Issue Price and credited as fully-paid;

“Directors” means the persons listed as directors of the Company;

“Disclosed” means disclosed by the Seller in writing to the Purchaser fully, fairly, specifically and accurately and with sufficient particularity to enable the Purchaser to assess the full impact on the Company of the matter, fact or circumstance disclosed and “Disclosure” shall be construed accordingly;

“Dispute” has the meaning given to it in Clause 23.2;

“Encumbrance” means any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other agreement or arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal, right of first offer or right of pre-emption), or any agreement or arrangement to create any of the same;

“Environment” means any and all organisms (including man), ecosystems, property and the following media:

(1)	air (including the air within buildings and the air within other natural or man-made structures, whether above or below ground);

(2)	water (including water under or within land or in drains or sewers and coastal and in-land waters); and

(3)	land (including land under water);

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“Environmental Laws” means any and all laws, whether civil, criminal or administrative applicable to the Company and/or the conduct of the Business and which have as a purpose or effect the protection of the Environment and/or the prevention of Harm and/or the provision of remedies in respect of Harm;

“Financial Year” means a financial year of the Company;

“Harm” means harm or damage to, or other interference with, the Environment and includes any detrimental effects on the health of living organisms or other interference with the ecosystems of which they form part and, in the case of humans, includes offence caused to any of their senses or harm or damage to their property;

“Last Accounting Date” means 31 December 2024;

“Last Accounts” means the Accounts in respect of the Financial Year ended on the Last Accounting Date;

“Long Stop Date” has the meaning given to such term in Clause 4.3;

“Losses” includes, in respect of any matter, event or circumstance, all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Tax), disbursements or other liabilities in any case of any nature whatsoever, whether or not consequential, special, indirect or incidental;

“NYSE American” means New York Stock Exchange American LLC;

“Notice” has the meaning given to such term in Clause 18.1;

“Permits” means any and all licences, consents, permits, registrations, filings, exemptions, approvals, authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws for the lawful carrying on of the Business;

“Purchaser’s Group” means the Ryde Group Ltd. and its subsidiaries, including the Purchaser, and Affiliates, and “Purchaser’s Group Entity” means any one of them;

“Relevant Accounting Standards” means in relation to any Accounts, the International Financial Reporting Standards, and to the extent that the Company is not required to comply with the foregoing, the relevant accounting standards applicable to the Company;

“Ryde Group Ltd.” means Ryde Group Ltd.;

“Sale Shares” has the meaning given to it in Recital (B);

“Stamp Duty Documents” means:

(i)	a working sheet computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of the Company; and/or

(ii)	such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue Authority of Singapore for the purpose of assessing the stamp duty payable on a transfer of share;

“Tax” or “Taxation” means all forms of taxation, withholdings, duties, imposts, levies, social security or housing fund contributions and rates imposed by any local, municipal, governmental, state, federal or other body or authority in Singapore or elsewhere, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Tax Authority” means any Tax authority or other authority competent to impose, assess or enforce any liability to Tax whether in Singapore or elsewhere;

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“Transaction Agreements” means the definitive agreements entered into in connection with the Transactions, including this Agreement and any other agreement or document to be entered into pursuant to or in connection with this Agreement;

“Transactions” means the sale and purchase of the Sale Shares under this Agreement and all other related transactions contemplated by this Agreement; and

“Warranties” means the representations and warranties given in Clause 7 and Schedule 5.

1.2	Statutory provisions

All references to statutes, statutory provisions, enactments, shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any party to another under this Agreement.

1.3	Holding company and subsidiary

The terms “subsidiary”, “subsidiaries”, “holding company” and “holding companies” shall have the meaning as defined in the Companies Act.

1.4	Agreed form

Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the relevant Parties and agreed in writing by or on behalf of the relevant Parties.

1.5	Recitals, schedules, etc.

References to this Agreement include the recitals and schedules which form part of this Agreement for all purposes. References in this Agreement to the parties, the recitals, schedules and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and schedules to and clauses of this Agreement.

1.6	Meaning of references

Save where specifically required or indicated otherwise:

(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing body corporates and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and howsoever incorporated or established;

(c)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

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(d)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include e-mail;

(e)	references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance;

(f)	references to “Singapore Dollars”, “S$” or “SGD” are to the lawful currency of Singapore;

(g)	references to “United States Dollars” or “US$” are to the lawful currency of the United States of America;

(h)	references to times of the day are to that time in Singapore and references to a day are to a period of 24 hours running from midnight to midnight;

(i)	if any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day;

(j)	where there are two (2) or more persons or parties included or comprised in any expression, any agreement, covenant, term, stipulation, representation, warranty, undertaking or any other commitment expressed to be made or assumed by and on behalf of such persons or parties shall be deemed to be made or assumed by or binding upon such persons or parties jointly and severally; and

(k)	references to any Singapore statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall in respect of any jurisdiction other than Singapore be deemed to include that which most nearly approximates in that jurisdiction to the Singapore statutory provision or legal term or other legal concept, state of affairs or thing.

1.7	Headings

Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.8	Awareness

Where any statement is qualified by the expression “to the best of the knowledge of the Seller” or “so far as the Seller is aware” or any similar expression, the statement shall be deemed to include the actual knowledge, or such knowledge as such individual should have had after due inquiry with reasonable care and diligence, of the board of directors, officers and employees of the Company.

2.	Sale and Purchase of Sale Shares

2.1	Sale and purchase of Sale Shares

(a)	At Completion, the Seller shall sell and the Purchaser (relying on the Warranties and the other obligations of the Seller under this Agreement) shall purchase, the entire legal and beneficial ownership in the Sale Shares free from all Encumbrances.

(b)	The Seller covenants with the Purchaser that he has now and at all times up to and at Completion shall have full power and the right to sell and transfer the legal and beneficial title in and to procure the transfer of the legal and beneficial title in the Sale Shares which are held directly by the Seller on the terms set out in this Agreement.

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2.2	Rights attaching to the Sale Shares

The Sale Shares shall be sold together with all rights now or hereafter attaching to them, including all rights to any dividend or other distribution.

2.3	Waiver of restrictions on transfer

The Seller hereby agrees to procure the waiver of any restrictions on transfer (including rights of pre-emption) which may exist in relation to the Sale Shares, whether under the constitution of the Company or otherwise.

3.	Consideration

3.1	Total Price

The aggregate consideration for the purchase of the Sale Shares shall be US$1,455,000 (“Consideration”).

3.2	Payment of Consideration

The Consideration shall be paid by way of allotment and issue by Ryde Group Ltd. to the account(s) of the Seller the Consideration Shares and credited as fully-paid and shall rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing issued Class A ordinary shares of Ryde Group Ltd., the record date for which falls on or after the Completion Date, and in all other respects shall rank pari passu with other existing issued Class A ordinary shares of the Purchaser then in issue. For this purpose, “record date” means the date fixed by Ryde Group Ltd. for the purposes of determining entitlements to dividends or other distributions to or rights of holders of shares.

3.3	Application of Payments

The payment of the Consideration by or on behalf of the Purchaser shall be a good and valid discharge of the relevant obligation of the Purchaser to make payment of the Consideration.

4.	Conditions

4.1	Conditional Completion

Completion is conditional on those matters listed in Schedule 2 being satisfied or waived in accordance with this Agreement by the Long Stop Date. If any Condition is not fully satisfied or waived in accordance with this Agreement, this Agreement shall automatically terminate with immediate effect on the Long Stop Date.

4.2	Waiver of Conditions

The Purchaser may in its absolute discretion, at any time by notice in writing to the Seller, waive to the fullest extent permissible by law either in whole or in part the Conditions to be fulfilled by the Seller.

4.3	Parties’ commitments

(a)	The Seller undertakes to use his best endeavours to ensure that the Conditions to be fulfilled by the Seller are fulfilled to the satisfaction of the Purchaser as soon as reasonably practicable and in any event by 30 June 2025 or such later date as may be agreed to be extended by the Purchaser by written notice to the Seller (the “Long Stop Date”). The Seller shall notify the Purchaser in writing as soon as reasonably practicable after all of the Conditions in Schedule 2 have been fulfilled.

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(b)	Notwithstanding the foregoing, for the avoidance of doubt, the Purchaser shall not, under any circumstances be required to offer any remedies to secure the satisfaction of any Condition, including divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s freedom or action with respect to, or its ability to retain, operate or control) any of the businesses or assets of the Company or any other businesses or assets of any of the Purchaser’s affiliates, which may be requested by the competent competition authority in any relevant jurisdiction).

(c)	The Seller further undertakes to the Purchaser that it shall promptly furnish all information required by NYSE American for purposes of obtaining (or maintaining) such approvals and/or waivers as required from NYSE American.

4.4	Parties notice

If, at any time, the Seller or the Purchaser becomes aware of a fact or circumstance that might prevent a Condition from being satisfied, it shall inform the Purchaser or the Seller (as the case may be) as soon as reasonably practicable.

4.5	Failure to fulfil Conditions

In the event that any of the Conditions shall not have been fulfilled (or waived pursuant to Clause 4.2) prior to the Long Stop Date, then the Purchaser shall not be bound to proceed with the purchase of the Sale Shares and this Agreement shall cease to be of any effect and the Purchaser shall owe no liabilities to the Seller.

4.6	If, notwithstanding the occurrence of any fact, matter or event which would otherwise give rise to a right to terminate this Agreement under Clause 9.1, the Purchaser proceeds to Completion, the fact that the Purchaser has proceeded to Completion shall not constitute a waiver of any right or entitlement of the Purchaser to make any claim under this Agreement.

5.	Pre-Completion Obligations

5.1	As from the date of this Agreement until Completion, the Seller undertakes to the Purchaser that, he shall procure the performance and observance of those matters listed in Schedule 3.

6.	Completion

6.1	Timing

Completion shall take place on the date which is three (3) Business Days after the date of written notification by the Purchaser to the Seller of the fulfilment to the satisfaction (or waiver) of the Purchaser of the Conditions pursuant to Clause 4.3 or such other time or date as the Parties may agree in writing (the “Completion Date”).

6.2	Location

Completion shall take place electronically (or such other place as the Parties may agree in writing) where all (but not some only) of the events detailed in this Clause 6 and Schedule 4 shall occur.

6.3	Seller’s obligations at Completion

At Completion, the Seller shall:

(a)	if not already provided to the satisfaction of the Purchaser, produce evidence to the satisfaction of the Purchaser of fulfilment of the Conditions unless waived pursuant to Clause 4.2;

(b)	deliver (or cause to be delivered) to the Purchaser the items listed in Part 1 of Schedule 4 (the Purchaser receiving those items, where appropriate, as agent of the Company); and

(c)	procure that all necessary steps have been taken properly to effect the matters listed in Part 1 of Schedule 4 at board meetings of the Company and deliver to the Purchaser duly signed minutes of all such board meetings or resolutions in writing of the board.

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6.4	Purchaser’s obligations at Completion

At Completion, and subject to the Seller complying with his obligations under Clause 6.3, the Purchaser shall do or deliver (or cause to be delivered) to the Seller the matters or items listed in Part 2 of Schedule 4.

6.5	Failure to complete

Without prejudice to any other remedies available to the Purchaser, if the provisions of Clause 6.3 are not complied with in any respect on the Completion Date (including the failure of the Completion to occur on or prior to the Long Stop Date without any continuing and uncured material breach of this Agreement on the part of the Purchaser), the Purchaser shall not be obliged to complete the purchase of the Sale Shares or pay any of the Consideration and may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Seller:

(a)	defer Completion by a period of not more than one (1) month to such other date as it may specify in such notice (and so that the provisions of this Clause 6.5 shall apply to Completion as so deferred);

(b)	waive all or any of the requirements contained or referred to in Clause 6.3 at its discretion (and without prejudice to its rights under this Agreement) and proceed to Completion so far as practicable; or

(c)	terminate this Agreement without liability on its part.

If the Purchaser terminates this Agreement pursuant to this Clause 6.5, each Party’s further rights and obligations shall cease immediately on termination, save for those clauses listed or referred to in Clause 9.2 (which shall remain in force), and save in respect of any claims by the Purchaser arising out of any antecedent breach of this Agreement.

7.	Warranties and Undertakings

7.1	Representations and Warranties of the Seller

The Seller represents and warrants to the Purchaser that each of the statements set out in Schedule 5 is at the date of this Agreement, and will at Completion and at all times before Completion (by reference to the facts and circumstances existing at the relevant time) be true and accurate and not misleading.

7.2	Reliance upon the Warranties

The Seller acknowledges that the Purchaser has entered into this Agreement on the basis of and in reliance upon (among other things) the Warranties and has been induced by them to enter into this Agreement.

7.3	Updating to Completion

The Seller represents and warrants to and undertake with the Purchaser and its successors in title that the Warranties will be fulfilled down to, and will be true and correct in all respects and not misleading at, Completion as if they had been entered into afresh at Completion and with reference to the circumstances then existing at Completion.

7.4	Rights and remedies unaffected

The rights and remedies of the Purchaser in respect of any breach of the Warranties by the Seller shall not be affected by:

(a)	Completion;
(b)	any investigation or due diligence made or ought to be made by or on behalf of the Purchaser into the business and affairs of the Company; or
(c)	any failure to exercise or delay in exercising any right or remedy or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release, and it shall not be a defence to any claim that the Purchaser knew or ought to have known that any matters warranted or represented were not as warranted or represented.

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7.5	Compensation for breach of Warranty or Obligation

The Seller undertakes (without limiting any other rights of the Purchaser in any way including its rights to damages in respect of a claim for breach of any Warranty or covenant or obligation provided by the Seller on any other basis) that, if there is a breach of any Warranty or covenant or obligation provided by the Seller, they shall pay in cash to the Purchaser on demand a sum equal to all Losses suffered or incurred by the Purchaser or such Purchaser’s Group Entity, directly or indirectly, as a result of or in connection with such breach of Warranty or covenant or obligation (which, in the case of Losses of the Purchaser arising from any Loss of any Purchaser’s Group Entity, shall be calculated by multiplying the direct or indirect, as applicable, shareholding ratio of the Purchaser in such Purchaser’s Group Entity with the amount of such Loss of such Purchaser’s Group Entity).

7.6	Warranties separate

Each of the Warranties shall be separate and independent and, save as expressly provided to the contrary in this Agreement, shall not be limited by reference to or inference from any other Warranty or anything in this Agreement.

7.7	Information supplied to the Seller

The Seller shall not be entitled to raise as a defence to a claim by the Purchaser under this Agreement the fact that he had relied on information provided to him the Company or any of their officers, employees, workers or agents (including advisers).

7.8	No claim against Purchaser’s Group or employees

The Seller hereby irrevocably waives any and all claims against each Purchaser’s Group Entity and any of its officers, employees, workers and, in connection only with the sale of the Sale Shares, its agents (including advisers) and undertakes (if any claim is made against them in connection with the sale of the Sale Shares to the Purchaser) not to make any claim against or seek any contribution from any such person (and undertakes that no other person claiming under or through them will make any such claim or seek any such contribution).

7.9	Seller to disclose before Completion any breach of Warranties

The Seller hereby agrees to disclose promptly to the Purchaser in writing immediately upon becoming aware of the same, any matter, event or circumstance (including any omission to act) which may arise or become known to him after the date of this Agreement and before Completion which:

(a)	constitutes a breach of any of the Warranties; or

(b)	has, or is likely to have, an adverse effect on the financial position, financial performance or prospects of the Company.

7.10	Post Completion Undertakings

The Seller shall cause the Company to appoint a named nominee of the Purchaser as a director on the board of directors of the Company.

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8.	Seller’s Indemnity

8.1	The Seller shall defend, indemnify and hold harmless the Purchaser, for itself and as agent and trustee for each Purchaser’s Group Entity or Purchaser’s Group, from and against any Losses, which the Purchaser or any Purchaser’s Group Entity or Purchaser’s Group incurs, and resulting from or arising out of:

(a)	any breach of the representations and warranties provided by the Seller;

(b)	any material breach of any term of this Agreement; and

(c)	all Losses suffered by the Purchaser or any Purchaser’s Group Entity or Purchaser’s Group arising out of or in connection with the litigation cases Tan Tong Luen v Atoll Discovery Pte. Ltd. & Anor. and Muralikrishnan Rangan v Atoll Discovery Pte. Ltd. & Anor.

8.2	The provisions of this Clause 8 shall survive Completion and/or termination of this Agreement.

8.3	For the avoidance of doubt, the Purchaser is not obliged to make any claim under Clause 7.5 or this Clause 8 pursuant to any insurance it may hold prior to making such claim against the Seller.

9.	Purchaser’s Rights to Terminate

9.1	The Purchaser may by written notice given to the Seller at any time prior to Completion terminate this Agreement if any fact, matter or event (whether existing or occurring on or before the date of this Agreement or arising or occurring afterwards) comes to the notice of the Purchaser at any time prior to Completion which:

(a)	constitutes a material breach by the Seller of this Agreement (including any breach of the covenants or other obligations of the Seller contained or referred to in Clause 2 or Clause 5);

(b)	would constitute a material breach of any of the Warranties; or

(c)	in the Purchaser’s sole opinion, affects or is likely to affect in a materially adverse manner the business/operations, financial position or financial performance of the Company.

9.2	All rights and obligations of the Parties shall cease to have effect immediately upon termination of this Agreement pursuant to Clause 4.5, Clause 6.5(c) or Clause 8.1 save that:

(a)	clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including Clauses 7, 8 and this Clause 9.2); and

(b)	any provision of this Agreement necessary for its interpretation or enforcement shall continue in force following termination of this Agreement (for whatever reason) and further save that termination of this Agreement (for whatever reason) shall be without prejudice to the respective rights and liabilities of each of the Parties accrued prior to such termination.

10.	Confidentiality

10.1	Prior approval of disclosure and announcements

(a)	Subject to the provisions of Clause 10.2 below, no disclosure or announcement relating to the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser without the prior written approval of the other Party (which approval may be subject to reasonable conditions but shall otherwise not be unreasonably withheld or delayed) except that these restrictions shall not apply to (i) disclosure to each Party’s employees, officers, advisers, agents and partners on a need-to-know basis; or (ii) any disclosure or announcement if required by (and only to the minimum extent required by) any law, applicable securities exchange (including NYSE American), supervisory, regulatory or governmental body, provided that the disclosure or announcement shall so far as is practicable be made after consultation with the other Party and after taking into account the reasonable requirements of the other Party as to the contents and manner of making or despatch.

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(b)	Notwithstanding the provisions of Clause 10.1(a) above, once a disclosure, announcement, press or other release has been approved by the Parties (“Approved Release”), each Party may issue further disclosures, releases or announcements without the consent of the other Party provided the content of such announcement or release is substantially similar to the Approved Release and does not divulge any additional information in connection with the Transactions contemplated by the Transaction Agreements which is not already included in the Approved Release.

10.2	Notices to customers etc.

Nothing in this Agreement will prohibit the Purchaser from making or sending after Completion any announcement to a customer, client or supplier of any Purchaser’s Group Entity informing it that the Purchaser has purchased the Sale Shares.

11.	Rights of Third Parties

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore.

12.	Counterparts

This Agreement may be executed by the Parties hereto in separate counterparts, each and all of which when so executed and delivered to the Parties by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties hereto. Any Party may enter into this Agreement by signing any such counterpart transmitted electronically or other electronic signatures (such as DocuSign or AdobeSign), by any of the Parties to any other Party and each receiving Party may rely on the receipt of such document so executed and delivered as if the original had been received. The Parties agree that signatures executed by way of electronic means (such as DocuSign or AdobeSign) shall be recognised and construed as secure electronic signatures to the fullest extent under applicable law, and that the Parties accordingly shall deem such signatures to be original signatures for all purposes.

13.	Further Assurance

The Seller agrees (at his own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after Completion, to implement and/or give effect to the Transaction Agreements and the Transactions and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under or pursuant to this Agreement including the legal and beneficial ownership of the Sale Shares.

14.	Variation, Waiver and Consent

14.1	No variation or waiver of any provision or condition of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

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14.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

14.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.

15.	Rights and Remedies

15.1	No failure or delay by any Party in exercising any right or remedy provided by law or under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time. No single or partial exercise of any right or remedy by any Party shall preclude any other or further exercise of such right or remedy or the exercise of any other right or remedy.

15.2	The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as the relevant Party considers appropriate and are in addition to their respective rights and remedies under general law.

16.	Entire Agreement

Subject to any terms implied by law, this Agreement represents the whole and only agreement between the Parties in relation to the subject matter of this Agreement and supersedes any previous agreement (whether written or oral) between all or any of the Parties in relation to the subject matter of any such document save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

17.	Withholding and Grossing-Up

17.1	The Seller shall pay all sums payable by him under this Agreement free and clear of all deductions or withholdings unless the law requires a deduction or withholding to be made. If a deduction or withholding is so required the Seller shall pay such additional amount as will ensure that the net amount the payee receives equals the full amount which it would have received had the deduction or withholding not been required.

17.2	If any Tax Authority brings any sum paid by the Seller under or pursuant to this Agreement into charge to Tax, then the Seller shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement.

18.	Notices

18.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. Any Notice shall be served by sending it by electronic mail to the email address set out in Clause 18.2, or delivering it by hand to the address set out in Clause 18.2 and in each case marked for the attention of the relevant Party set out in Clause 18.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 18. Any Notice so served by electronic mail or hand shall be deemed to have been duly given or made as follows:

(a)	if sent by electronic mail, the time of transmission; or

(b)	in the case of delivery by hand, when delivered,

provided that in each case where delivery by electronic mail or by hand occurs after 6pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9am on the next following Business Day.

References to time in this Clause are to local time in the country of the addressee.

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18.2	The addresses, email addresses and fax numbers of the parties for the purpose of Clause 18.1 are as follows:

(a)	Seller
	Address:	376 Thomson Road, #06-05 Cube 8, Singapore 298130
	Email:	[●]

(b)	Purchaser
	Address:	3 Fraser Street, #08-21 Duo Tower, Singapore 189352
	Email:	[●]

For the attention of: Lang CF

18.3	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressee or address for the purposes of this Clause 18, provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

18.4	In proving service, it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered to the address shown thereon or, if sent by electronic mail, when the sender receives an automated message confirming delivery, as the case may be.

19.	Costs

19.1	The Seller shall bear all the costs incurred by the Purchaser in connection with the legal due diligence, accountancy and financial due diligence and any other costs related to the preparation, negotiation and implementation of this Agreement and the Purchaser shall bear all stamp duties in relation to the transfer of the Sale Shares pursuant to this Agreement.

20.	Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

21.	Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

22.	Assignment

22.1	Subject to Clause 22.2, no party shall be entitled to assign the benefit or transfer the burden of any provision of this Agreement without the prior written consent of the other Parties, provided that the Purchaser may assign and novate the benefit and transfer the burden of this Agreement in whole to any Purchaser’s Group Entity prior to the Completion.

22.2	All or any of the Purchaser’s rights under this Agreement (including in respect of the Warranties) may (notwithstanding any other provisions contained in this Agreement) be assigned or transferred or novated by the Purchaser to, or made the subject of a trust created in favour of:

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(a)	any other Purchaser’s Group Entity (or by any such Purchaser’s Group Entity to or in favour of any other Purchaser’s Group Entity); and/or
(b)	any person by way of security for borrowings of the Purchaser’s Group; and/or

(c)	any person as part of a disposal of all or substantially all of the Purchaser’s interests in the Company.

23.	Governing Law and Dispute Resolution

23.1	This Agreement shall be governed by and construed in accordance with the laws of Singapore.

23.2	In the event of any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (the “Dispute”), the Parties shall endeavour to settle such Dispute by negotiation within thirty (30) days from the date the disputing Party provides a written notice to the other Party detailing such Dispute.

23.3	In the event that no resolution can be reached through amicable negotiations within thirty (30) days of the issuance of a written notice from the disputing Party, the disputing Party may initiate mediation proceedings by written notice to the other Party (“Mediation Notice”).

23.4	In the event that the Dispute is not resolved within thirty (30) days of the Mediation Notice, the Dispute shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause. This arbitration agreement shall be governed by Singapore law. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one arbitrator. The language of the arbitration shall be English. The award shall be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

The Parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

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SCHEDULE 1

Details of the Company

Name of Company:	Atoll Discovery Pte. Ltd.
Registration number:	201703064W

Registered office:	376 Thomson Road, #06-05 Cube 8, Singapore 298130

Date and place of incorporation:	3 February 2017, Singapore

Issued share capital and number of issued shares:	S$100,000 consisting of 100,000 ordinary shares

Registered shareholder(s) and shares held:	Steven Kwek Poh Song (Steven Guo Baosong) (100,000 ordinary shares)

Director:	Steven Kwek Poh Song (Steven Guo Baosong)

Secretary:	Koo Khee Chong

Financial year end:	31 December

Auditors:	None

Registered Charges:	None

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SCHEDULE 2

Conditions Precedent

Completion is conditional on:

1.	the results of a due diligence exercise (including but not limited to financial, business, tax, legal, regulatory, technical and compliance due diligence) over the business, affairs, operations, assets, financial condition, prospects and records of the Company being satisfactory to the Purchaser in its absolute discretion;

2.	the Purchaser obtaining all necessary approvals, waivers or consents as may be required for the Transactions (including any management, corporate and/or shareholder approvals, government or regulatory consents, anti-trust clearances or notifications), and such approvals, waivers or consents not having been revoked, expired, amended or withdrawn on or before the Completion Date, and where any such approvals, waivers or consents is subject to conditions, such conditions being fulfilled by the relevant date, and such approvals, waivers or consents remaining valid and in full force and effect, where applicable;

3.	approval from the shareholders of the Purchaser for (a) the purchase of the Sale Shares on the terms and conditions set out in this Agreement and all transactions contemplated thereby (if required), (b) the issue of the Consideration Shares to the Seller in full satisfaction of the Consideration, and (c) any other matters contemplated by this Agreement;

4.	the allotment and issuance of the Consideration Shares not being prohibited by NYSE American or any applicable law promulgated or issued after the date of this Agreement by any governmental agency (including NYSE American) or elsewhere, which is applicable to the Company and/or the Purchaser Group;

5.	there being no trading halt or suspension of the shares of the Purchaser (which for the avoidance of doubt, shall not include any trading halts of the shares of the Purchaser on NYSE American made at the request of the Purchaser pending announcements by the Purchaser) or the shares of the Purchaser being delisted or subject to any delisting procedures by NYSE American and there not having occurred any matter, fact or circumstance that would affect the continued listing of the shares of the Purchaser on NYSE American;

6.	all of the agreements, covenants and obligations of the Seller under this Agreement to be performed prior to the Completion (including those set forth in Schedule 3) having been duly performed in all respects;

7.	all Warranties remaining true and accurate in all respects and not misleading in any respect as of the Completion Date (by reference to the facts and circumstances then existing);

8.	the Seller obtaining all necessary approvals, waivers or consents as may be required for the Transactions (including any government or regulatory consents, anti-trust clearances or notifications), and such approvals, waivers or consents not having been revoked, expired, amended or withdrawn on or before the Completion Date, and where any such approvals, waivers or consents is subject to conditions, such conditions being fulfilled by the relevant date, and such approvals, waivers or consents remaining valid and in full force and effect, where applicable;

9.	no event or circumstance has occurred including any changes in macro-economic conditions, laws, regulations, export duties or prohibitions, tariffs or any other analogous events which affects or is likely to affect in a materially adverse manner the business, operations, financial position, financial performance or prospects of the Company and as presently carried on, or the demand for the products and services of the Company;

10.	the entry into a legally binding and enforceable services agreement for the provision of rental and leasing services by the Company to the significant customers satisfactory to the Purchaser; and

11.	in relation to the hire purchase agreements entered into between the Company and Teck Wei Credit Pte. Ltd., the prior written consent of Teck Wei Credit Pte. Ltd.

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SCHEDULE 3

Pre-Completion Obligations

1.	The Seller undertakes to the Purchaser and shall procure that:

1.1	the Company shall:

(a)	carry on its business in the ordinary and usual course in accordance with all applicable laws, regulations and other requirements having the force of law in the same manner as it was operated prior to the date of this Agreement (including, for the avoidance of doubt, the payment of any Tax and the submission of any return in connection with Tax which is required to be paid or submitted on or prior to Completion) and use its best endeavours to maintain its trade and trade connections;
(b)	take all reasonable steps to preserve and protect its business and assets and remove none of its physical assets or otherwise dispose of any such physical assets save in the ordinary and usual course of business;
(c)	settle all debts incurred in the ordinary and usual course of business within the applicable periods of credit;
(d)	enter into any transaction with the Seller only on an arm’s length basis;
(e)	promptly give to the Purchaser full details of any material change in its business, financial position and/or assets;
(f)	maintain in force policies of insurance (including motor insurance) with limits of indemnity at least equal to, and otherwise on terms no less favourable than, those policies of insurance currently maintained by it and not do anything to permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;
(g)	make prompt disclosure to the Purchaser of all relevant information which comes to its notice in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Warranty or any other provision of this Agreement;
(h)	incur and fund all capital expenditures of the Company which are provided for in the Accounts prior to Completion;
(i)	to the extent permitted by law, allow the Purchaser and any persons authorised by it, upon reasonable notice and during normal business hours, access to its books and records (including all statutory books, minute books, accounts, leases, contracts, supplier lists and customer lists) together with the right to take copies of any such documents at the Purchaser’s expense and subject to an obligation to return such copies on demand if this Agreement is terminated for any reason and instruct its Directors and employees to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them (including to facilitate to the extent necessary the Purchaser obtaining all government or regulatory approvals, waivers or consents (including anti-trust clearances or notifications required by law); and
(j)	to the extent permitted by law, allow the Purchaser (i) (and any persons authorised by it) reasonable access to its premises and management team; and (ii) to appoint an observer to attend meetings of the board of directors and/or senior management, for the purposes of conducting transition planning activities to allow a smooth transition of the Purchaser into the Business from Completion; and

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1.2	the Company shall not:

(a)	commit to any capital expenditure beyond those reflected in its annual business and budget plan reviewed by the Purchaser;

(b)	issue or dispose of or agree to issue or dispose of or grant any option or right of pre-emption in respect of the shares of the Company;

(c)	acquire or agree to acquire or dispose of or agree to dispose of any business or any asset having a value in excess of S$500,000 or receive any service otherwise than at market value and in its ordinary and usual course of business consistent with past practice;

(d)	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms, except in its ordinary and usual course of business consistent with past practice;

(e)	enter into, modify, agree to terminate or assign any material contract, agreement, transaction or commitment, whether or not legally binding (or make a bid or offer which may lead to a contract, agreement, transaction or commitment) or assume any liability, otherwise than in the ordinary and usual course of business and consistent with past practice;

(f)	effect any material change in the practices of ordering supplies, invoicing customers or collecting debts from those practices adopted at the date of this Agreement;

(g)	acquire or form any subsidiary, or acquire any shares in any company or acquire the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or enter into any joint venture or partnership with any other person without the prior written consent from the Purchaser;

(h)	create, purchase, redeem, allot or issue any class of share or loan capital;

(i)	declare, pay or make any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this Agreement;

(j)	issue, allow to come into being, grant or redeem any Encumbrance over any of its assets or undertaking otherwise than in the ordinary and usual course of business consistent with past practice;

(k)	enter into any guarantee, indemnity or surety other than in the ordinary and usual course of business consistent with past practice;

(l)	borrow any money or accept any financial facility or make any payments out of, or drawings on, its bank accounts (except routine payments in the ordinary and usual course of business consistent with past practice);

(m)	do any act or enter into any transaction or arrangement which may result in the Company being either resident for Tax purposes in a jurisdiction other than its country of incorporation or subject to Tax in such a jurisdiction;

(n)	acquire or dispose of any freehold or leasehold property;

(o)	amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

(p)	appoint or employ, or make any offer of appointment or employment to, any new directors, employees or consultants at an annual salary or rate of remuneration in excess of S$100,000;

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(q)	make, or announce any proposal to make, any material change or addition (whether immediate, conditional or prospective) to any terms and conditions of or in respect of employment of its directors or employees or to any arrangement with any consultants which could increase the total staff costs of the Company (including any change or addition affecting former directors, employees or consultants or their dependants), except at or around the time of an annual increase or change and for no more than the average rate of increase over the past two (2) Financial Years, or the remuneration of any one director or employee or dismiss except for good cause any of its directors, employees or consultants or directly or indirectly induce or endeavour to induce any such directors, employees or consultants to terminate their employment;

(r)	institute, settle or agree to settle any legal proceedings relating to its business, save for debt collection in the ordinary and usual course of business;

(s)	take any action which is inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated by this Agreement;

(t)	do, allow or procure any act or omission (in each case save only as may be required to give effect to this Agreement) which would constitute or give rise to a breach of any Warranty or any other provision of this Agreement; or

(u)	agree, conditionally or otherwise, to do any of the foregoing.

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SCHEDULE 4

Completion

Part 1: Seller’s Obligations at Completion

At Completion, the Seller shall deliver to the Purchaser:

1.	in a form reasonably acceptable to the Purchaser the original share certificates for the Sale Shares in the name of the Seller, or to the extent originals are lost or cannot be located, an indemnity for lost share certificates signed by the Seller;

2.	in a form reasonably acceptable to the Purchaser, the share transfer form for the Sale Shares, duly executed by him/her in favour of the Purchaser (or as it may direct);

3.	the Stamp Duty Documents as are required to enable the Purchaser to pay the stamp duty chargeable under Singapore law in respect of the transfer of such Sale Shares;

4.	all such other documents, including such waivers or consents, as the Purchaser may require to enable the Purchaser or its nominee to be registered as holders of any of the Sale Shares;

5.	duly executed waivers of all rights of pre-emption over any of the Sale Shares (in terms satisfactory to the Purchaser) referred to in Clause 2.3;

6.	a duly executed deed of completion certificate signed by the Seller, in the form and manner provided for in Schedule 6; and

7.	cause the Directors to hold a meeting of the board of the Company or by resolutions of the board of the Company in writing at which the relevant Directors shall pass resolutions in respect of the following:

(a)	to approve the transfers of the Sale Shares to the Purchaser, registration of the transfers of the Sale Shares and entry of the name of the Purchaser in the electronic register of members of the Company, the issue of a new share certificate for the Sale Shares in the name of the Purchaser (subject to receipt of duly executed share transfers and payment of any applicable stamp duty), the cancellation of the existing share certificates and any other acts required to give effect to the Transactions contemplated in the Transaction Agreements;

(b)	to appoint as a director each person nominated by the Purchaser to be a director of the Company, subject to those nominees each providing a duly signed consent to act; and

(c)	any other action taken pursuant to the Transactions contemplated under the Transaction Agreements.

Part 2: Purchaser’s Obligations at Completion

At Completion, the Purchaser shall:

1.	procure to deliver to the Seller the share certificates in respect of the Consideration Shares registered in the name of the Seller and procure that the securities accounts of the Seller be credited with the relevant number of Consideration Shares pursuant to Clause 3.2; and

2.	deliver to the Seller a duly executed counterpart of any document delivered by the Seller on Completion which requires execution by the Purchaser and all other documents and things required by this Agreement to be delivered by the Purchaser to the Seller on Completion.

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SCHEDULE 5

Warranties

1.	INFORMATION

1.1	Quality, accuracy and adequacy of information

All information contained in this Agreement (including but not limited to the Recitals and Schedules) and all other information contained in any written document or written or oral communication which has been given by or on behalf of the Company or the Seller or by any of the directors, officers, professional advisers or any other agent of the Company to any of the officers, employees, representatives or professional advisers of the Purchaser in the course of the negotiations or due diligence leading to this Agreement was when given and considered in light of all other information so provided true, complete and accurate in all respects and there is no fact or matter or circumstance not Disclosed in writing to the Purchaser or its professional advisers which renders or would render any such information untrue, incomplete, inaccurate or misleading in any respect or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares, or the price at or terms upon which the Purchaser would be willing to purchase them is true, complete and accurate and not misleading in any respect.

1.2	Disclosure

Complete and accurate disclosure has been made of all matters which are or could, on reasonable enquiry, be known to the Seller and which are necessary to qualify the statements made in this Schedule 5 in order for such statements, when so qualified, to be complete, accurate and not misleading.

2.	THE SELLER

2.1	Power to contract

The Seller is of sound mind and has full power, authority and capacity to enter into and perform the Transaction Agreements and each of the terms under the Transaction Agreements constitutes or will, when executed, constitute valid and legally binding obligations on the Seller enforceable in accordance with its terms, and the execution and delivery of, and the performance by the Seller of his obligations under the Transaction Agreements (including without limitation, the transfer of all his interests, direct or indirect, in the Company) will not result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council) or deed or agreement to which he is a party or by which he or his assets are bound, whether in Singapore or elsewhere. The Seller is fully solvent and able to pay his debts as and when they become due and payable, there is no petition presented for declaring him bankrupt, no bankruptcy order has been made or petition presented against him and no person has threatened to present such an order or petition, nothing has occurred under the law of any jurisdiction which has a substantially similar effect to any of the events described in this paragraph.

2.2	Authorisations

The Seller has obtained all applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower him to enter into and to perform his obligations under this Agreement.

3.	THE COMPANY

3.1	Duly constituted

The Company has been duly incorporated and is validly existing and in good standing under the law of the place of its incorporation. The Company has full powers and authority to own its assets and to conduct the business being carried on by it.

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3.2	Constitution

The constitution of the Company is accurate, complete and up-to-date in all respects, and contains full details of the rights and restrictions attached to the share capital of the Company. At all times, the business and affairs of the Company has been and continues to be conducted in accordance with its constitution.

3.3	Statutory and other books and records

(a)	The register of members and all other statutory books of the Company have been properly maintained in accordance with all applicable laws and regulations and are complete and up to date and contain true, full and accurate records of all matters required to be dealt with therein.

(b)	The minutes of the meetings of the board of directors of the Company are up-to-date and contain true, full and accurate records of all matters required to be dealt with in them.

(c)	All annual or other returns in relation to the Company required by law or regulation to be registered or filed with or delivered to the relevant authorities have been duly and properly filed within the prescribed time limit.

(d)	The Company has complied with all legal requirements relating to the issue of shares and the Company has not received notice of any application or intended application for the rectification of its register of members, or any other register that it is required by law to maintain.

(e)	The Company has complied in all respects with the requirements of all other statutes, regulations or laws binding on it as to the keeping of records and filing of documents with any other agency or authority and the conduct of its business and affairs generally.

(f)	The Company has not been subjected to any fines, penalties, sanctions or other enforcement actions by the relevant authorities for any failure to comply with mandatory filings or registrations requirements under applicable laws.

3.4	No records outside Company’s control

The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not) which (including all means of access) are not under the exclusive ownership and direct control of the Company or its authorised service providers.

3.5	Original documents in possession of Company

All documents of title relating to the assets of the Company and an executed copy of all material agreements to which the Company is a party are in the possession of the Company.

3.6	All charges registered

All Encumbrances granted to or by the Company have (if required or permitted) been registered in accordance with all applicable laws on each applicable register and such registrations are true, accurate and complete or comply with all necessary formalities as to registration or otherwise in any jurisdiction.

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4.	SHARE CAPITAL

4.1	Shares allotted and fully paid

(a)	All of the shares in the capital of the Company are validly allotted and issued and fully paid or properly credited as fully paid.

(b)	The Seller is the legal and beneficial owner of the Sale Shares, and all the Sale Shares are free from any Encumbrances together with all rights and benefits attaching thereto as at the Completion Date and no other person has or shall have any rights of pre-emption over the Sale Shares.

(c)	The Sale Shares will comprise forty per cent. (40%) of the Company’s issued and paid-up share capital on Completion.

4.2	No options, etc.

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption) and there are no Encumbrances on the Sale Shares registered in the Seller’s name or any arrangements or obligations to create any Encumbrances on the Sale Shares registered in the Seller’s name.

4.3	No Obligations

Except for the obligations resulting from this Agreement, there are no obligations with respect to any of the Sale Shares, for example pursuant to a trust, shareholders’ or voting agreements or agreements restricting the transfer of the Sale Shares or the payment of dividends, or agreements pursuant to which approval therefore is required. No restrictions on the transfer of the Sale Shares are in effect other than those set forth in the constitution of the Company.

4.4	Commissions

No person is entitled to receive from the Company any fee, brokerage or commission in connection with this Agreement or anything contained herein.

4.5	No interest in other entities

As at Completion Date, the Company does not have any interest in any other entity.

5.	CONNECTED BUSINESS

5.1	No interest in other companies

The Company is not, and has not agreed to become, the holder or beneficial owner of any class of any shares, debentures or other securities of any company anywhere in the world.

5.2	No shareholders’ agreement

The Company is not a party to any shareholders’ agreement or similar arrangement or agreement which purports to regulate, control or otherwise affect the voting or disposition of its shares.

5.3	No branches outside jurisdiction of incorporation

The Company does not have any place of business or branch or permanent establishment or assets outside its jurisdiction of incorporation.

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5.4	Seller not interested in other related businesses

The Seller is not either on his own account or in conjunction with or on behalf of any person, firm or company engaged, concerned or interested, directly or indirectly, whether as shareholder, director, partner, agent or otherwise in any business of a similar nature to or competitive with that carried on by the Company, or which has a close trading relationship with the Company, other than owning one per cent. (1%) or less of the shares of a publicly held corporation, provided such holding is only a passive portfolio holding for investment purposes (where the Seller does not exercise an active role in the operational direction or management of the relevant entity).

6.	ACCOUNTING AND RECORDS

6.1	Accounting records

All the books, ledgers and accounting and other financial records of the Company required to be kept by law or Relevant Accounting Standards:

(a)	have been fully, properly and accurately kept and completed in accordance with the requirements of law and Relevant Accounting Standards; and

(b)	are up to date and in the sole possession and ownership of the Company.

6.2	Accounting reference date

The accounting reference date of the Company has been, during the last three (3) years, the date specified in Schedule 1.

6.3	The Last Accounts

The Last Accounts:

(a)	are complete and accurate in all respects;

(b)	give a true and fair view of the assets and liabilities, financial position and state of affairs of the Company as at the Last Accounting Date and of their profits or losses for the Financial Year (or applicable accounting period) ended on the Last Accounting Date;

(c)	disclose and make full provision or reserve for all actual liabilities;

(d)	disclose and make full provision or reserve for (or note in accordance with all Relevant Accounting Standards) all contingent, unquantified or disputed liabilities, all capital commitments and deferred Tax;

(e)	disclose and make full provision for depreciation and amortisation and for any obsolescence of assets;

(f)	comply with all the requirements of all relevant laws and all Relevant Accounting Standards and in all other respects have been prepared in accordance with generally accepted accounting principles and practices in the relevant jurisdiction;

(g)	are not affected by any extraordinary, exceptional, unusual or non-recurring item, by changes or inconsistencies of accounting policies or practices, by transactions entered into otherwise than on normal commercial terms or in the ordinary course of business, which are not otherwise Disclosed in the Last Accounts;

(h)	are not affected by any event or circumstance rendering the profit or loss of the Company unusually high or low;

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(i)	make full provision or reserve for all Tax in respect of all accounting periods ended on or before the Last Accounting Date for which the Company was then or might at any time thereafter become or have become liable including Tax:

(i)	on or in respect of or by reference to the profits, gains or income for any period ended on or before the Last Accounting Date;

(ii)	in respect of any event on or before the Last Accounting Date provided for in the Last Accounts; and

(iii)	in respect of distributions declared, made or deemed to be made on or before the Last Accounting Date or provided for in the Last Accounts; and

(iv)	disclose and make full provision adequate to cover all bad and doubtful debts; and

(j)	have been prepared using bases, policies, principles, practices, methods and techniques which are fully consistent with those used in preparing the Accounts for each of the three (3) Financial Years preceding the Financial Year ended on the Last Accounting Date.

6.4	Debts

(a)	Debt provisions and write-offs

The Last Accounts contain adequate provision for doubtful debts and all bad debts have been written off.

(b)	Debts in the Accounts

The amount of the receivables included in the Last Accounts as owing to the Company at the Last Accounting Date, less any provision for doubtful debts in the Last Accounts, has been recovered in full or are collectible for their full amounts, including any accrued interest, and within the respective credit terms granted by the Company, and are not subject to any counterclaim or set-off except to the extent described or provided for in the Last Accounts.

(c)	Related parties’ debts

There are no debts or liabilities owed or owing by the Seller to the Company and there are no debts or liabilities owed or owing by the Company to the Seller.

6.5	Other transactions

(a)	There are:

(i)	no loans, guarantees, material undertakings, material commitments on capital account or unusual liabilities, actual or contingent, made, given, entered into or incurred by or on behalf of the Company; and

(ii)	no Encumbrances on the assets of the Company or any part thereof,

which are not otherwise provided for in the Last Accounts.

6.6	Related party transactions

(a)	Apart from the sale of services to [ ], there has not been any agreement or arrangement (legally enforceable or not) between, on the one hand, the Company and, on the other hand, (i) the Seller, (ii) the Seller’s Affiliates, (iii) any shareholder, director, officer or manager of the Company, the Seller or any of their Affiliates, or (iv) any person connected with any of them (including immediate family members).

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(b)	No shareholder of the Company is a party to any contract or arrangement in which the Company is interested, directly or indirectly, financially or otherwise, nor has there been any such contract or arrangement at any time.

(c)	The Company is not a party to, nor has its profits or financial position been affected by, any contract or arrangement which is not entirely of an arm’s length nature.

6.7	Valuation of stocks

The stock-in-trade, stock in transit and work-in-progress was included in the Last Accounts at figures not exceeding the amounts which could in the circumstances existing at the Last Accounting Date respectively, reasonably be expected to be realised in the ordinary and usual course of carrying on the businesses of the Company.

7.	POSITION SINCE LAST ACCOUNTING DATE

7.1	Since the Last Accounting Date, the Company has carried on its business in the ordinary, regular and normal course and:

(a)	there has been no material adverse change in the business, assets, condition (financial or otherwise), liabilities, results or operations or trading position or in the prospects of the Company and no event, fact or matter has occurred which is likely to give rise to any such change, and there has been no damage, destruction or loss (whether or not covered by insurance) affecting the same;

(b)	there has been no interruption or alteration in the nature, scope or manner of the Company’s business which business has been carried on lawfully and in the ordinary and usual course of business so as to maintain it as a going concern;

(c)	the Company has paid all its creditors within any agreed time for payment and no amounts (other than what is payable within the agreed time for payment) are owed by the Company;

(d)	no unusual trade discounts or other special terms have been incorporated into any contract entered into by the Company;

(e)	the Company has not repaid any borrowing or indebtedness in advance of its stated maturity nor has it become bound or liable to do so;

(f)	the Company has not borrowed any money or accepted any financial facility or made any payments out of, or drawings on, its bank accounts except routine payments in the ordinary and usual course of business;

(g)	the Company has not, except in the ordinary course of business, acquired, sold, transferred or otherwise disposed of any assets of whatsoever nature;

(h)	the Company has not cancelled, waived, released, compromised, assigned or discontinued any rights, debts or claims except in the ordinary and usual course of its business consistent with past practice;

(i)	the Company has not done anything to permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable;

(j)	no credit notes have been issued to customers except in the normal course of business and there are no extraordinary credit terms granted to customers;

(k)	no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by the Company which is of a long term or unusual nature or which involved or could involve an obligation of a material nature or magnitude;

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(l)	the Company has not engaged or dismissed any employee or director earning a rate of remuneration, including benefits and bonuses, in excess of S$100,000 per annum and the Company is under no contractual or other obligation to change the terms of service of any director, executive or employee;

(m)	no sum or benefit has been paid or granted or agreed to be paid or granted to any executive, director or employee of the Company by way of remuneration, bonus, incentive or otherwise in excess of the amounts paid or granted to them by the Company at the Last Accounting Date so as to increase their total emoluments;

(n)	the Company has not made, or announced any proposal to make, any material change or addition (whether immediate, conditional or prospective) to any terms and conditions of or in respect of employment of its directors or employees or to any arrangement with any consultants which could increase the total staff costs of the Company (including any change or addition affecting former directors, employees or consultants or their dependants) by more than S$100,000 per annum or the remuneration of any one director or employee by more than S$100,000 per annum or dismissed except for good cause any of its directors, employees or consultants or directly or indirectly induced or endeavoured to induce any such directors, employees or consultants terminated their employment;

(o)	the Company has not dismissed except for good cause any of its directors, employees or consultants or directly or indirectly induced or endeavoured to induce any such directors, employees or consultants to terminate their employment;

(p)	(except for any dividends provided for in the Last Accounts) no dividends, bonuses or other distributions have been declared, paid or made by the Company;

(q)	no share or loan capital of the Company has been allotted or issued or agreed to be allotted or issued nor has any option or right there over been granted;

(r)	the Company has not acquired or agreed to acquire or dispose of or agreed to dispose of any business or any material asset or received any service otherwise than at market value;

(s)	the Company has not entered into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms other than in the ordinary and usual course of its business consistent with past practice;

(t)	the Company has not entered into, modified, agreed to terminate or assigned any material contract, agreement, transaction or commitment, whether or not legally binding (or made a bid or offer which may lead to a contract, agreement, transaction or commitment) or assumed any liability, otherwise than in the ordinary and usual course of business;

(u)	the Company has not effected any material change in the practices of ordering supplies, invoicing customers or collecting debts;

(v)	the Company has not acquired or formed any subsidiary, or acquired any shares in any company or acquired the whole or any substantial part of the undertaking, assets or business of any other company or any firm or person or entered into any joint venture or partnership with any other person or other unincorporated association or consortium;

(w)	the Company has not issued, allowed to come into being, granted or redeemed any Encumbrance, and there are no facts or circumstances that could result in the creation of an Encumbrance, over any of its assets or undertaking otherwise than in the ordinary and usual course of business;

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(x)	the Company has not undergone any capital reorganisation or change in its capital structure;

(y)	no resolution of the members of the Company has been passed (whether in general meeting or otherwise) other than in the ordinary and usual course of business consistent with past practice;

(z)	the Company has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before on or after the date hereof) any liability to Tax of the Company has arisen or will or may arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on actual income (and not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business;

(aa)	the Company has not done any act or entered into any transaction or arrangement which may result in it being either resident for Tax purposes in a jurisdiction other than its country of incorporation or subject to Tax in such a jurisdiction;

(bb)	no payment has been made by the Company which will not be deductible for corporation tax purposes either in computing the profits of the Company or in computing the corporation tax chargeable on the Company;

(cc)	all transactions between the Company and the Seller have been on arm’s length terms;

(dd)	the Company has not acquired or disposed of any freehold or leasehold property;

(ee)	the Company has not instituted, settled or agreed to settle any legal proceedings relating to its business, save for debt collection in the ordinary and usual course of business;

(ff)	there has been no material reduction in the cash balances of the Company from those set out in the Last Accounts;

(gg)	the Company has not entered into any guarantee, indemnity or surety other than in the ordinary and usual course of business consistent with past practice;

(hh)	the Company is able to collect its debts and receivables as they fall due and there are no extraordinary doubtful or bad debts; and

(ii)	there have been no capital injections from or forgiveness of debt by the Seller.

8.	FINANCIAL MATTERS

8.1	All dividends lawful

All dividends and distributions declared, made or paid by the Company at any time were, when declared, made or paid, in accordance with the requirements of general law and the constitution of the Company.

8.2	Borrowing

(a)	Banking and other facilities

Full details of and copies of all relevant documentation relating to the indebtedness of the Company are contained in the Last Accounts.

(b)	Borrowing within limits

The aggregate indebtedness of the Company does not exceed any maximum stipulated in any debenture, charge or other document binding on the Company.

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(c)	Debts owed to the Company

There are no debts owing to the Company other than trade debts incurred in the ordinary and usual course of business.

8.3	No early repayment of indebtedness

There has not occurred any event of default or any other event or circumstance which would entitle any person to call for early repayment under any agreement relating to any indebtedness or to enforce any security given by the Company (or, in either case, any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

8.4	No liability to affiliates or employees

There is no outstanding indebtedness or liability (actual or contingent) between the Company and the Seller or between the Company and any directors, officers or employees of the Company or the Seller or any relatives or controlled companies of any such persons and no security for any such indebtedness or liability has been given and remains outstanding.

8.5	No guarantees, etc.

There is not outstanding any agreement or arrangement which establishes any guarantee, indemnity, suretyship, form of comfort or support (whether or not legally binding):

(a)	given by the Company in respect of the obligations or solvency of any third party;

(b)	given by any third party in respect of the obligations or solvency of the Company;

(c)	given by the Seller in respect of any liability of the Company; or

(d)	given by the Company in respect of the obligations or solvency of the Seller.

8.6	No derivatives

The Company has not entered into any derivative contracts.

8.7	Working capital sufficient for purpose

Having regard to existing bank and other financial facilities, the Company has sufficient working capital available to it to enable it to continue to carry on its business in its present form and at its present level of turnover and for the purpose of performing in accordance with their terms all orders, projects and other obligations and discharging all liabilities which ought properly to be discharged.

9.	CONTRACTUAL MATTERS

9.1	Effect of executing the Transaction Agreements

The execution of and compliance with the terms of the Transaction Agreements will not:

(a)	contravene, conflict with or result in a breach of or default under the terms of any subsisting deed, agreement, arrangement or instrument binding on the Company;

(b)	cause the Company to lose the benefit of any right, licence or privilege it enjoys at present or cause any person who normally does business with the Company not to continue to do so on the same basis as previously done;

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(c)	result in any liability of the Company being created or increased; or

(d)	result in any present or future indebtedness of the Company becoming due or payable or capable of being declared due and payable prior to its date of maturity.

9.2	Significant customers and suppliers

(a)	Significant customers

[        ] are the major customers of the Company comprising approximately 100 per cent. (100%) of the aggregate value of all revenue in a Financial Year.

(b)	No loss of significant customers

During the period of 12 months prior to the date of this Agreement, the terms of trade of the Company with each of the significant customer the Company have not significantly changed to the detriment of the Company. The Seller is not aware that any circumstances (including the provision of any notices of termination or cancellation by the significant customers to the Company) indicating a cessation or substantial reduction in trade or change in terms of dealing as described above is likely after Completion.

9.3	Characteristics of contracts

There is no outstanding contract, liability or arrangement to which the Company is a party or by which it is bound which:

(a)	is outside the ordinary course of business of the Company;

(b)	is of a long-term nature (that is to say, unlikely to be fully performed within twelve (12) months of it being entered into);

(c)	is otherwise than by way of a bargain at arm’s length;

(d)	restricts the Company’s freedom of action in relation to its normal business activities; or

(e)	is any other agreement or arrangement having or likely to have a negative material effect on the financial or trading position of the Company.

9.4	Compliance with contractual terms

With respect to each contract, liability or arrangement to which the Company is a party or by which it is bound:

(a)	the Company has duly performed and complied in all material respects with each of its obligations there under and is not in breach of any material terms or conditions thereunder;

(b)	there has been no delay, negligence or other default on the part of the Company and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder;

(c)	there are no grounds for invalidity, rescission, avoidance, repudiation or termination and the Company has not received or given any notice of termination;

(d)	none of the other parties thereto is in default or is likely to become in default thereunder and there has been no delay, negligence, omission or other default on the part of any such party and no event has occurred which, with the giving of notice or passage of time, may constitute a default thereunder; and

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(e)	there are no actual or contingent claims against the Company.

9.5	The terms of all licences, concessions, agencies, franchises and agreements of whatsoever nature to which the Company is a party have been duly complied with by all the parties thereto and to the best of the knowledge of the Seller, there are no circumstances likely to give rise to any breach of such terms.

9.6	Agency, distribution, etc.

The Company is not:

(a)	a member of, or party to, any association, partnership, joint venture, consortium, profit or loss sharing arrangement or agency, licensing, marketing, distributorship, or purchasing arrangement; or

(b)	a party to any arrangement or agreement pursuant to which the Company’s freedom to purchase and supply services from and to any person and to carry on its business in any part of the world is in any way affected or restricted.

9.7	Vulnerable antecedent transactions

The Company has not at any time:

(a)	entered into any transaction at an undervalue with any other person;

(b)	been given any preference by any other person; or

(c)	entered into any other transaction which is void or voidable (whether in whole or in part) or received any benefit or acquired any asset which is or may be liable to be returned or repaid (whether in whole or in part).

9.8	No claims arising

There are no claims (whether actual or contingent) by the Seller, any customers, suppliers, or any other third party against the Company which have arisen or which will potentially arise as a result of the Company’s breach or alleged breach of any contract or agreement.

10.	ASSETS

10.1	Title to assets

All of the assets owned by the Company (including the 76 motor vehicles of the Company) as stated in Schedule 7 of this Agreement are the sole, absolute property of the Company and there is no outstanding Encumbrance over the whole or any part of the undertaking, property or assets of the Company and none of the assets now owned or used by the Company is the subject of any Encumbrance or any hire purchase, lease hire, leasing, lease, purchase or credit or conditional sale agreement, agreement for payment on deferred terms or is the subject of any licence or factoring arrangement apart from the Hire Purchase Agreements.

For the purpose of this Clause 10.1, “Hire Purchase Agreements” refer to 76 hire purchase facilities entered into between the Company and various financial institutions in connection with the financing of the motor vehicles of the Company.

10.2	Possession and third party facilities

(a)	All of the assets owned by the Company, or in respect of which the Company has a right of use, are in the possession or under the control of the Company.

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(b)	Where any assets are used but not owned by the Company or any facilities or services are provided to the Company by any third party, there has not occurred any event of default or any other event or circumstance which may entitle any third party to terminate any agreement or licence in respect of the provision of such facilities or services (or any event or circumstance which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute such an event or circumstance).

10.3	Condition of motor vehicles

All the vehicles used by the Company in the conduct of its business:

(a)	are in a good and safe state of repair and condition, are in good working order and have been regularly and properly maintained in accordance with the appropriate technical specifications, safety regulations and the terms and conditions of any applicable agreement;

(b)	are capable of performing properly the function for which they are currently used or intended;

(c)	are not surplus to the Company’s requirements;

(d)	have obtained the required certificates; and

(e)	are not dangerous, obsolete or in need of renewal or expected to require replacement or additions within one (1) year following Completion, wear and tear excepted.

11.	LITIGATION

11.1	No litigation

No litigation, prosecution, arbitration, mediation or other proceedings or any governmental investigations or enquiries relating to the Company is on foot, has arisen or is current. In addition, no such litigation, prosecution, arbitration, mediation or other proceedings or governmental investigations or enquiries are pending or threatened, by or against the Company, nor are there any circumstances likely to lead to any such litigation, prosecution, arbitration, mediation or other proceedings, governmental investigations or enquiries.

11.2	All judgements paid

The Company has paid in full all amounts it was required to pay under any judgments, orders, rulings, declarations, decrees, decisions or awards of any court, tribunal, arbitrator or government agency relating to prior disputes and there is no unsatisfied settlement of proceedings in any court, tribunal or arbitration.

12.	INSOLVENCY ETC.

12.1	Company not insolvent

The Company is fully solvent and able to pay its debts as and when they fall due, there is no petition presented for declaring it insolvent, no bankruptcy order has been made or petition presented against it and no person has threatened to present such an order or petition.

12.2	No winding up

No order has been made, petition presented or meeting convened for the purpose of considering a resolution for the winding up of the Company or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Company, and no judicial manager, administrator or receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

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12.3	No composition, etc.

No composition in satisfaction of the debts of the Company, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members, has been proposed, sanctioned or approved.

12.4	No distress, etc.

No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied for in respect of the whole or any part of any of the property, assets and/or undertaking of the Company.

12.5	Analogous events

No events or circumstances analogous to any of those referred to in the preceding Paragraphs 12.1 to 12.4 have occurred in any jurisdiction.

12.6	No circumstances likely to give rise to breach

No circumstances exist which are likely to give rise to the occurrence of any events or circumstances described in the preceding Paragraphs 12.1 to 12.5.

12.7	Statutory Capitalisation

The Company is adequately and sufficiently capitalised in accordance with all applicable laws and is not in a position of negative equity. The Seller is not aware of any fact or circumstance where additional equity is required to be injected into the Company on or after Completion to comply with applicable laws or otherwise.

13.	POWERS OF ATTORNEY

The Company has not given any powers of attorney or other authority express, implied or ostensible which is still outstanding or effective to any person to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

14.	REGULATORY MATTERS

14.1	Licences

(a)	The Company has obtained all licences, certifications, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on (including but not limited to the relevant business and signboard licences and certificate for accommodation).

(b)	The licences, permissions, authorisations and consents referred to in Paragraph 14.1(a) are in full force and effect, are not subject to any unusual or onerous conditions and have been complied with in all material respects.

(c)	There are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in Paragraph 14.1(a) will be suspended, cancelled or revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Sale Shares by the Purchaser or otherwise).

(d)	The Company has not received any process, notice or other communication (formal or informal) by or on behalf of any governmental or regulatory authority in relation to the validity of the licences, permissions, authorisations or consents referred to in Paragraph 14.1(a) and/or any non-compliance with the terms and conditions thereof.

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14.2	Compliance with laws

(a)	The Company has conducted its business and corporate affairs in accordance with its constitutional documents and in all material respects in compliance with all applicable laws and regulations (whether of Singapore or any other jurisdiction).

(b)	The Company is not in breach of any order, decree, award, ruling, declaration, decision or judgement of any court, tribunal, arbitrator or any governmental or regulatory authority (whether of Singapore or any other jurisdiction) including but not limited to any competition commission or other anti-trust authority of any jurisdiction.

(c)	No commissions, discounts, rebates or other inducements, whether of cash or in kind, have been given by the Company or its officers or employees where the same are capable of forming the basis of criminal prosecution of, or civil action against, the Company or any of its officers or employees.

(d)	The Company has not received any process, notice or other communication (formal or informal) by or on behalf of any authority having jurisdiction in competition or anti-trust matters in relation to any aspect of the business of the Company or any agreement, arrangement, concerted practice or course of conduct to which the Company is, or is alleged to be, a party.

(e)	The Company is not subject to any order, judgement, award, decree, ruling, declaration, decision or direction given by any court, tribunal, arbitrator or governmental or regulatory authority, or party to any undertaking or assurance given to any such court, tribunal, arbitrator or authority, in relation to competition or anti-trust matters.

14.3	Anti-Corruption

(a)	For the purposes of this Paragraph 14.3, the following words and expressions shall have the following meanings:

“Anti-Bribery Laws” means any national anti-bribery laws, rules and regulations thereunder applicable to the Company, as well as any laws related to anti-bribery laws, such as laws relating to secret commissions and political donations, breach of trust or embezzlement (including the United States Foreign Corrupt Practices Act and the United Kingdom Bribery Act 2010).

“Government Authority” means:

(i)	a national, autonomic, territorial or local government, any political subdivision thereof, or any local jurisdiction therein;

(ii)	any administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, whether civilian or military, of any of the above, however constituted;

(iii)	a political party;

(iv)	a public organisation, being an organisation whose members are (i) countries or territories; (ii) governments of countries or territories; and/or (iii) other public international organisations and includes, without limitation, the World Bank, the United Nations, the International Monetary Fund and the Organisation for Economic Co-operation and Development (OECD); or

(v)	any company, association, organisation, business, enterprise or other entity which is owned, whether in whole or in part, or controlled by any person listed in (i) to (iv) above.

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“Public Official” means:

(vi)	an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Government Authority, including such persons which have otherwise been appointed to serve with a public authority or other agency or have been commissioned to perform public administrative services regardless of the organisational form chosen to fulfil such duties;

(vii)	a person holding a legislative, administrative or judicial position of any kind, regardless of whether elected or appointed, of a Government Authority;

(viii)	an officer of, or individual who holds a position in, a political party;

(ix)	a candidate for political office;

(x)	an individual who holds any other official, ceremonial or other appointed or inherited position with a Government Authority; or

(xi)	an individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory.

(b)	Neither the Company nor any employee, agent, director or officer of the Company has at any time taken any action, directly or indirectly, in violation of Anti-Bribery Laws, and the Company has not expressly, tacitly or impliedly authorised or permitted such conduct.

(c)	Neither the Company nor any employee, agent, directors, or officers of the Company has, directly or indirectly:

(i)	offered, promised or granted;

(ii)	assisted in offering, promising or granting; or

(iii)	induced or authorised another person to offer, promise or grant,

an employee or agent of a business a benefit (money or any other advantage) for such employee or agent or for a third person in a business transaction as consideration for such employee or agent according the Company an unfair preference in the purchase of commercial services.

(d)	Neither the Company nor any employee, agent, directors, or officers of the Company has, directly or indirectly:

(i)	demanded, agreed to receive or accepted;

(ii)	assisted in demanding, agreeing to receive or accepting; or

(iii)	induced or authorised another person to demand, to agree to receive or to accept,

a benefit (money or any other advantage) for himself or another in a business transaction as consideration for according an unfair preference to another in the purchase of commercial services.

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(e)	Neither the Company nor any employee, agent, directors, or officers of the Company has, directly or indirectly:

(i)	offered, promised or granted;

(ii)	assisted in offering, promising or granting; or

(iii)	induced or authorized another person to offer, promise or grant,

a benefit (money or any other advantage) to a Public Official, for that person or a third person:

(iv)	for the discharge of a duty; or

(v)	in return for the fact that the Public Official performed or will in the future perform an official act and thereby violated or will violate his official duties.

(f)	Neither the Company nor any employee, agent, directors, or officers of the Company (“Offeror”) has directly or indirectly offered, paid, promised to pay or authorised the payment of any money, or offered, given, promised to give or authorised the giving of anything of value, to any Public Official or to any person under circumstances where such Offeror knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Public Official, for the purpose of:

(i)	influencing any act or decision of such Public Official in his official capacity;

(ii)	inducing such Public Official to do or omit to do any act in violation of his lawful duty;

(iii)	securing any improper advantage;

(iv)	inducing such Public Official to influence or affect any act or decision of any Government Authority; or

(v)	assisting the Company in obtaining or retaining business for or with, or directing business to, the Company.

15.	FAIR TRADING AND RESTRICTIVE PRACTICES

15.1	No contravention of anti-trust legislation

The Company is not a party to (i) any agreement, arrangement, concerted practice or course of conduct nor is it carrying on any practice which in whole or in part contravenes or is void or unenforceable under any competition legislation or equivalent laws in any other applicable jurisdiction where the Company has assets or carries on business, or which may render the Company liable to proceedings under any laws concerning competition; (ii) any agreement or arrangement or business practice in respect of which an undertaking has been given by or an order made against or in relation to it under any competition, anti-trust or similar legislation in any jurisdiction in which it carries on business or has assets or sales; or (iii) any agreement or arrangement or business practice in respect of which any request for information, statement of objections or similar matter has been received from any court, tribunal or relevant authority.

15.2	No notification of contravention of anti-trust legislation

The Company has not received any notification that proceedings under any applicable anti-trust law have been initiated nor are any such proceedings contemplated by the Seller or any of the directors of the Company nor has any claim been made or threatened alleging any competition legislation or anti-trust law contravention.

16.	INSURANCE

16.1	The Company has maintained all such insurance policies as are prescribed (i) by law; and (ii) by contracts entered into with third parties.

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16.2	All assets of the Company of an insurable nature have at all times been and are insured in amounts to the full replacement value thereof against such risks as are in accordance with good commercial practice normally insured against. The Company has at all times been adequately covered against accident, third party, public liability, worker injury and other risks normally covered by insurance and nothing has been done or omitted to be done by or on behalf of the Company which would make any policy of insurance unenforceable, void or voidable or enable the insurers to avoid the same and there are no circumstances likely to give rise to such a claim or result in an increased rate of premium.

16.3	In respect of all insurance policies maintained by the Company:

(a)	all premiums have been duly paid to date;

(b)	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party;

(c)	none of the policies have been cancelled by the insurers and no application in respect of insurance policies has been rejected;

(d)	there are no previous or existing disputes or contentions with the insurers over the scope of insurance coverage or insurance pay-outs;

(e)	there are no special or unusual terms or restrictions, the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums or refusal to renew any existing coverage; and

(f)	no claim is outstanding, unpaid, in dispute, or has been rejected, and no circumstances exist which are likely to give rise to any claim.

16.4	The Company has not suffered any uninsured losses nor waived any rights of material or substantial value or allowed any insurances to lapse.

17.	EMPLOYMENT WARRANTIES

17.1	Definitions

For the purposes of this Paragraph 17, the following words and expressions shall have the following meanings:

“Employees” means those persons employed by the Company; and

“Employment Law” means all and any laws, common law, statutes, directives, recommendations, regulations, notices, codes of practice, guidance notes, judgments, decrees or orders, whether of Singapore or any other relevant jurisdiction, relating to or connected with the employment of Employees and workers and/or their health and safety at work, including applicable tax and superannuation laws.

17.2	Trade Union

The Company is not a party to or is involved in any current or proposed negotiation or bargaining process in relation to any industrial instrument, enterprise agreement, or agreement (including any collective agreement) with, or demand from, a trade union or industrial organisation in respect of the Employees and their employment, and no awards or workplace agreements apply to any Employees.

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17.3	Disputes

Neither the Company or any of its worksites is or has been at any time within the three (3) years preceding the date of this Agreement involved in any industrial dispute with any Employees or contractors of the Company, and there are no circumstances likely to give rise to any strike or industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any Employee, contractor, trade union, other registered or unregistered association of employees, or other similar organisation or other body (in any such case whether or not recognised by the Company for collective bargaining or other negotiating purpose) representing Employees or former Employees of the Company.

17.4	Breaches of applicable law

(a)	The Company has not breached any material obligations imposed on it by any relevant statutes, regulations, instruments, collective agreements, recognition agreements and all contractual obligations applying to the jurisdiction in which such entity is incorporated or carries on business which are owed to or in respect of its Employees.

(b)	Neither the Company nor any of its agents are in violation of laws or regulations regarding reporting, dispatch employees, minimum wage requirements, occupational diseases, withholding or payment obligations in relation to salaries, Tax, individual income taxes, social insurances, medical insurance for Employees, work injury compensation insurance, statutory housing funds, wages, work hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, unemployment insurance, workers’ compensation, immigration, employment discrimination, disability rights, equal opportunity, leaves of absence and workplace safety and health standards.

(c)	The Company is in compliance with employment quotas of foreign workers under Employment Law and retains control and supervision of all its foreign Employees and such Employees are under the Company’s direct employment.

(d)	The Company has not received any notice of breaches, fines, warnings, sanctions and penalties in relation to any non-compliance with foreign worker quotas.

(e)	All Employees and any individual providing services to the Company are legally entitled to work in the jurisdiction in which they are providing services to the Company.

(f)	There has been no claim or allegation of any acts of bribery or graft by any existing or former Employees, secondees, directors, consultants, agents or other individuals under any applicable laws and, so far as the Seller and the Company are aware, no such person would have reason to bring such a claim.

(g)	The Company has not employed any Employee or engaged any secondee or individual below the mandatory minimum age under Employment Law.

(h)	The Company has not engaged in any unfair labour practices, and there are no unfair labour practice complaints pending against the Company before any labour board or any other governmental or regulatory authority.

17.5	Employee information and service contracts

(a)	The Company has provided a true and complete list of (i) all Employees of or consultants to the Company as of the date of the Agreement, (ii) in the case of such Employees, the position, base compensation payable, bonus opportunity, date of hire, and employment status for each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(b)	There are no existing service or other agreements or contracts between the Company and any of their directors or executives or employees which cannot be lawfully terminated by three (3) calendar months’ notice or less without giving rise to any claim for damages, reinstatement or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction), and the Company has complied with all its obligations under all legislation, regulations and other requirements having the force of law (including codes, orders and awards) in connection with its employees, directors and consultants and any trade unions and employees’ representatives and with all collective agreements.

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(c)	No changes to the agreements or contracts with the directors of the Company or referred to in Paragraph 17.5(b) above have been made or proposed whether by the Company or director or Employee or consultant since the Last Accounting Date.

17.6	Liabilities to and for Employees

(a)	There are no amounts owing to any present or former directors or Employees of the Company other than remuneration accrued for work done on a monthly basis due or for the reimbursement of business expenses and no directors or Employees of the Company have given or been given notice terminating their contracts of employment.

(b)	The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or Employee which is not allowable as a deduction for the purposes of Taxation.

(c)	The Company does not have outstanding any undischarged liability to pay to any governmental authority in any jurisdiction any Taxation (including but not limited to road tax), contribution or other impost arising in connection with the employment or engagement of Employees or directors by it.

(d)	Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(i)	no liability has been incurred by the Company for breach of any contract of service or for services, for redundancy payments (including protective awards) or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee; and

(ii)	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or Employee.

(e)	There are no claims pending or threatened, or capable of arising, against the Company:

(i)	by an Employee or workman or third party, in respect of an accident or injury which is not fully covered by insurance; or

(ii)	by an Employee or director in relation to his terms and conditions of employment or appointment.

17.7	Termination of employment

(a)	The Company has not given or received any notice of termination from the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer, terminating his or her employment or engagement.

(b)	There have been no proposals made by the Company to terminate the employment of any Employee or engagement of any contractor listed in Paragraph 17.7(a) above.

(c)	No liability which remains undischarged has been incurred by the Company for breach of any Employment Law in relation to, or contract of employment or engagement with, any Employee or contractor or prospective employee or contractor, including redundancy payments, protective awards, compensation for wrongful dismissal, unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

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(d)	The Company has not agreed to make any payment or agreed to provide any benefit to any Employee, contractor or former Employee or contractor or any dependent of any such persons in connection with the proposed termination or suspension of employment or engagement or variation of any contract of employment or engagement of any such Employee, contractor or former Employee or contractor.

17.8	Mandatory Contributions

All deductions, contributions (including social security, applicable allowance, annuity, lump sum, pension, premium or other payments or benefits of any kind and superannuation contributions that the Company is obliged to make under legislation, any applicable contracts of employment or engagement and industrial instruments) and any other payments required under applicable law to be made by the Company in relation to the remuneration of its Employees, contractors and to any relevant competent authority have been so made in full and on a timely basis.

17.9	Variation of terms of employment

The Company is not involved in negotiations (whether with employees or any trade union or other employees’ representatives) to vary the terms and conditions of employment or engagement of any of its Employees, directors or consultants, nor has it made any representations, promises, offers or proposals to any of its Employees, directors or consultants or to any trade union or other Employees’ representatives concerning or affecting the terms and conditions of employment or engagement of any of its Employees, directors or consultants.

17.10	Incentive schemes

The Company has not introduced, nor is it proposing to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any of its directors or Employees.

17.11	Pensions, grants and employment schemes

(a)	There are not in existence nor has any proposal been announced to establish any retirement, death or disability schemes for directors or Employees nor are there any obligations to or in respect of present or former directors or Employees with regard to retirement, death or disability pursuant to which the Company is or may become liable to make payments and no person or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any former director or former Employee.

(b)	No grants, subsidies and allowances have been applied for or received by the Company from any governmental authority and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of Completion or otherwise.

17.12	Benefits

(a)	The Company has discharged its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, incentive payments, holiday pay, annual leave pay, employees’ compensation payments, sick pay, social insurance, statutory housing fund, annual leave compensation, work injury or disability-related payments or allowances, statutory severance and all other benefits and emoluments relating to its existing and former Employees, secondees, directors and consultants in respect of all prior periods in accordance with Employment Law including all related payments to third party benefit providers and relevant authorities.

(b)	With respect to the Employees, the Company is not liable for any payment to any fund or any governmental authority with respect to social security for any amounts other than payments not yet due, in each case under any applicable provisions of any Company benefit plan and any other applicable law.

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(c)	The Company has provided a list of all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, pension, director or employee loan, fringe benefit, supplemental retirement, profit sharing, severance, vacation, time off or similar benefit plans to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by Company for the benefit of any current or former Employee, officer or director of the Company.

17.13	Claims

No circumstances have arisen or exist under which the Company may be required to pay damages or compensation or suffer any penalty or be required to take corrective action or be subject to any form of sanction under Employment Law. There are no current, pending or threatened claims of any type against the Company by any existing or former employees or directors of the Company or by any existing or former consultants to the Company. The Company has provided all Employees who have sustained work related injuries with the full work injury entitlements to which they are entitled under relevant laws.

17.14	Training schemes

The Company is not a party to any scheme or programme relating to the temporary or permanent engagement or training of any Employees under which it receives any subsidy or financial assistance from any government body.

17.15	Effect of completion

Completion will not give rise to the payment of any remuneration, payments or benefits or any enhancements or accelerations thereof to any Employee whether in accordance with the standard terms and conditions of employment of such Employee or otherwise.

17.16	Work place injury incidents

There have not been any fatalities or work place injury incidents for the past five (5) years.

18.	ENVIRONMENTAL WARRANTIES

18.1	Compliance with Environmental Laws

(a)	The Company is currently fully complying with all Environmental Laws and has at all times fully complied with all Environmental Laws.

(b)	No material work, repairs, remediation, construction or capital expenditure is either currently required or, based on current circumstances, likely to be required under any Environmental Laws or in order to carry on lawfully the business of the Company.

(c)	There have not been any material incidents of radioactive steel being discovered as a result of any tests performed.

18.2	Permits

(a)	All Permits required by the Company for the lawful conduct of the Business have been obtained and are in full force and effect and the terms and conditions have been complied with at all times.

(b)	No circumstances currently exist which may result in liability under Environmental Laws arising out of any failure to hold any Permit.

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18.3	Notice of Claims

(a)	At no time has the Seller or the Company had knowledge of and/or received any notice, claim, demand or other communication alleging any actual or potential liability under Environmental Laws.

(b)	There has not been any complaint from, or dispute with, any regulator or any other third party regarding the Company.

(c)	There has been no health and safety claims or notifiable accidents since incorporation of the Company, and the Seller is not aware of any possible claims for motor vehicle related claims from employees of the Company of any third parties.

19.	PROPERTY WARRANTIES

19.1	The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land or buildings.

20.	TAX WARRANTIES

20.1	Returns, information and clearances

(a)	All information, returns, computations, notices, elections and choices which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods of within permitted extensions of such periods and on a proper basis and are up-to-date and correct; (ii) none of them are, or are likely to be, the subject of any dispute with any Tax Authority; and (iii) are valid and effective.

(b)	The Company is in possession of sufficient information to enable it to compute its liability to Taxation or claim any waiver or relief from Taxation insofar as it depends on any transaction occurring on or before Completion.

(c)	The Company has not applied for any consent or clearance from, or entered into any arrangement or agreement with, any Tax Authority.

(d)	All information required to be provided to any Tax Authority has been provided within the requisite period or within a permitted extension of such period and is full and accurate. All information required to be provided to any Tax Authority has been provided within the requisite period or within a permitted extension of such period and is full and accurate.

(e)	No transaction has been effected since the Last Accounting Date by the Company in respect of which any consent or clearance from any governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the transaction was effected, (ii) otherwise than in accordance with the terms or and so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

(f)	All particulars furnished to any governmental authorities, in connection with the application for any consent or clearance by the Company, made since the Last Accounting Date fully and accurately Disclosed all facts and circumstances material to the decision of any such authorities.

(g)	There are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by any Tax Authority.

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(h)	The Company has not since the Last Accounting Date taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with any Tax Authority.

(i)	No Tax Authority in a jurisdiction where the Company has never paid Tax or filed Tax returns has asserted or can assert that the Company is or may be subject to Tax assessed by such jurisdiction or is required to file Tax returns in such jurisdiction.

(j)	The Company is not or has not been in dispute with or subject to enquiry or investigation by any Tax Authority and there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation.

(k)	No Tax return, election, computation, choice or notice lodged or filed by the Company contains the following:

(i)	a false or misleading statement, or omits to refer to a matter which is required to be included or without which the statement is false or misleading; or

(ii)	a material error or a material omission relating to the assessment of a Tax liability of the Company.

(l)	Any ruling, determination or election requested, received or made by the Company or in respect of Tax:

(i)	has been Disclosed to the Purchaser; and

(ii)	has at all times been complied with by the Company.

(m)	No agreement extending the period for assessment or collection of any Tax of the Company has been executed or filed with any Tax Authority.

(n)	The Company has not taken any action which does or might adversely affect or prejudice an arrangement or agreement with a Tax Authority or a Tax ruling from a Tax Authority under any Tax law.

(o)	All registrations required to be maintained by the Company with any Tax Authority in relation to Tax are and have at all times been maintained by the Company.

(p)	The Company has not entered into or been a party to an arrangement, agreement or indemnity whereby it is liable to reimburse or indemnify another party in respect of Tax.

(q)	The Company is not liable to pay, reimburse or indemnify a person for Tax relating to an act or omission which occurs on or before the Completion Date because of the failure of another person to discharge that Tax.

(r)	The Company is not, or has not at any time been, a member of any group that is consolidated for Tax purposes or that could otherwise give rise to a liability on the Company for Tax referable to an entity other than the Company.

(s)	The acquisition of the Sale Shares will not give rise to any Tax liability for the Company.

20.2	Penalties and interest

Neither the Company nor any director or officer of the Company has paid, or become liable to pay, nor are there any circumstances because of which the Company is likely to become liable to pay, any fine, penalty, surcharge or interest charged by virtue of any other statutory provision relating to Taxation.

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20.3	Taxation claims, liabilities and reliefs

(a)	Without prejudice to any other provision of this Agreement, there is no liability to Taxation in respect of, as a result of or in consequence of any claim for Taxation which has been made or may hereafter be made:

(i)	in respect of or arising from any transaction effected or deemed to have been effected on or before Completion; or

(ii)	by reference to any income, profits or gains earned, accrued or received on or before Completion,

except:

(1)	to the extent that provision or reserve specifically in respect thereof was made in the Accounts;

(2)	in respect of Taxation attributable to transactions arising out of the ordinary course of the normal trading of the Company since the Last Accounting Date; and

(3)	to the extent that such claim arises as a result only of any provision or reserve in respect thereof being insufficient by reason of any (i) any increase in rates of Tax, (ii) any change in law or in the published practice of any Taxing authority, (iii) any change in accounting practice or principles or any change in the bases on which the Accounts are prepared, or (iv) any change in the date to which the Company makes up its Accounts, in each case made after the Completion Date, and there are no circumstances likely to give rise to such a liability.

(b)	The Company is not liable to pay, or make reimbursement or indemnify in respect of, any Taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that Taxation within any specified period or otherwise, where such Taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

(c)	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, repayment or allowance, or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion.

(d)	The Company does not own and has not agreed to acquire, any asset, nor has received or agreed to receive any services or facilities (including, without limitation, the benefit of any licences or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

(e)	The Company has not disposed, and has not agreed to dispose, of any assets, nor has provided or agreed to provide any services or facilities (including, without limitation, the benefit of any licences) which was or will be less than its market value, or otherwise than on an arm’s length basis.

(f)	No asset owned by the Company has at any time since its acquisition by the Company been subject to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

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20.4	Payment of taxes

(a)	All Tax assessed or imposed by any government or governmental authority which have been assessed upon the Company and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

(b)	There is no further liability or contingent liability for Taxation otherwise than as a result of trading activities in the ordinary course of its business.

20.5	Deductions from payments

The Company has made all deductions, withholdings and remittances in respect, or on account, of any Tax from any payments made by it, including interest, annuities or other annual payments, royalties, rent, compensation or remuneration payable to employees or sub-contractors, payments to persons not known to be resident in Singapore for Tax purposes, mandatory employee benefits, social security contributions, medical benefits and housing and other subsidies, bonus and welfare funds, old age insurance, work-related injury insurance, unemployment insurance or other social insurance benefits and trade union funds, which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld. No payment has been made by the Company which will not be deductible for corporation Tax purposes either in computing the profits of the Company or in computing the corporation Tax chargeable on the Company.

20.6	Anti-avoidance provision

(a)	The Company has not since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Taxation.

(b)	The Company has not been a party to or involved in any transaction or series of transactions which, or any part of which, may for any Tax purposes be disregarded or reconstructed because of any motive to avoid, reduce or delay a possible Tax liability.

(c)	The Company is not and has not at any time been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

20.7	Stamp duty

In relation to stamp duty or other documentary Tax assessable or payable in Singapore or elsewhere in the world, in respect of any agreement, document or transaction to which the Company has been a party as at the date of this Agreement and, as at the Completion Date, save for the stamp duty that is payable upon the execution of this Agreement, all stamp duty or other documentary Tax assessable or payable on agreements, documents or transactions in the enforcement of which the Company may be interested (whether now or in the future) have been duly paid and no document belonging to the Company now or at Completion which is subject to ad valorem stamp duty or documentary Tax is or will be unstamped or unpaid or insufficiently stamped or paid; nor has any relief from such duty or Tax been improperly obtained, nor has any event occurred as a result of which any such duty or Tax from which the Company has obtained relief, has become payable.

All documents to which the Company is a party or which form part of the Company’s title to any asset owned or possessed by it or which it may need to enforce or produce in evidence in the courts of Singapore have been duly submitted for adjudication (where appropriate) and duly stamped with the stamp duty being paid in full within the requisite period.

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20.8	Goods and Service Tax

The Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to goods and services Tax, including (for the avoidance of doubt) the terms of any agreement reached with the relevant Taxing authorities, and the Company is not subject to any liabilities or obligations under the law relating to goods and services Tax in respect of or by reference to any supplies, deemed supplies or transactions for any period up to and including Completion.

20.9	Tax residence

The Company has not done any act or entered into any transaction or arrangement which may result in it being resident for Tax purposes in any jurisdiction other than the jurisdiction in which it was incorporated. The Company has been a Tax resident nowhere else at all times since its incorporation and at Completion.

20.10	Payment of taxes

(a)	All Taxes assessed or imposed by any government or governmental authority for which the Company is or was liable and which are due and payable on or before Completion have been paid and were paid on or before the relevant due date for payment.

(b)	There is no further liability or contingent liability for Tax otherwise than as a result of trading activities in the ordinary course of its business.

20.11	Tax records

The Company has preserved and retained in its possession complete and accurate records relating to its Tax affairs as required by law.

20.12	There are no circumstances that could cause any Taxing authority to make any adjustments to the terms on which any arrangement is treated as being made for Tax purposes (including transfer pricing purposes).

20.13	The Company has not been a party to any non-arm’s length transaction or been a party to or involved in any transaction, scheme or arrangement, which will cause any anti-avoidance provisions of any Tax law to apply or which will allow a Taxing authority, acting reasonably, to apply any such anti-avoidance provisions.

20.14	There are no capital gains tax or capital allowance payable in respect of any agreements or arrangements arising prior to or on Completion and the Company has not sought capital gains tax relief with respect to any asset acquired and still owned by it.

20.15	The Company has not incurred any liabilities to make any repayments to any party by way of reimbursements, recharges, indemnity or damages connected with Taxation which is not otherwise adequately provided for in the Last Accounts.

21.	INFORMATION TECHNOLOGY AND DATA PROTECTION WARRANTIES

21.1	Definitions

For the purposes of this Paragraph 21.1, the following words and expressions shall, unless the context requires otherwise, have the following meanings:

(a)	“Company Systems” means the computer and data processing systems and information technology and telecommunications systems owned, used in or for the business of the Company including hardware, Software (whether proprietary or third party owned), networks, data storage devices, printers, Visual Display Units (VDUs), firmware, dedicated power supplies, cabling, peripherals and associated preparatory materials, user manuals and other documentation; and

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(b)	“Software” means any form of computer program, including applications and operating systems, and whether in source, object or machine-readable form.

21.2	Information Technology

(a)	The Company Systems are either owned by, or properly licensed or leased to the Company, such that the Company has all right, title and interest in and to the Company Systems or valid and subsisting rights to use the Company Systems on terms and conditions no less favourable than those applying as at the date of this Agreement, and there are no circumstances in which such ownership, benefit, or right to use the Company Systems may be lost by virtue of the Transactions.

(b)	The Company Systems are functioning properly and in accordance with all specifications. There have been no material failures or breakdowns of any of the Company Systems, or corruption of any data, in the last 24 months. The Company Systems are adequate to enable the Company to carry on its business and are covered under current maintenance and support agreements.

21.3	Data Protection

(a)	The Company has followed and complied with all applicable law relating to privacy, or the collection, handling, storage, use and disclosure of data or personal information, including any data protection guidelines, regulations, industry standards, codes of practice or conduct or other documents approved or issued by any government authority.

(b)	In particular and without prejudice to the generality of the foregoing, the Company has observed all of its obligations in relation to transfer of personal data outside Singapore and other relevant jurisdictions.

(c)	No notice or allegation has been received by the Company from a competent authority alleging that the Company has not complied with any applicable data protection laws.

(d)	No individual has claimed, and no grounds exist for an individual to claim, compensation from the Company for breaches of applicable data protection laws.

22.	INTELLECTUAL PROPERTY

22.1	For the purposes of this Paragraph 22, “Company Platforms” means the websites currently accessible at the domain names registered by the Company.

22.2	The Company’s Business does not deploy and is not reliant upon any mobile applications.

22.3	The Company owns all right, title and interest in, free of any Encumbrance, or has valid and subsisting rights to use, on terms and conditions no less favourable than those applying at the date of this Agreement (as the case may be) the trademarks, business names, domain names, logos, trade secrets, proprietary information and knowledge, technology, databases, copyright, software, service platforms (including any services used by it on a software-as-a-service, platform-as-a-service and infrastructure-as-a-service basis), licenses and franchisees and formulas, formulations or rights with respect thereto necessary or used for the Business as is now being operated (including the scale and standard of quality in which its online platforms (including their mobile apps and web-based platforms) are being operated and deployed to end-users) which are material to the Business (“Intellectual Properties”).

22.4	All right, title and interest (including intellectual property rights) in any Intellectual Properties created by an employee or contractor (collectively, “Internal Developers”) for or on behalf or in contemplation of the Company: (i) during the course of such employee’s or contractor’s employment or engagement with the Company; (ii) prior to the inception of the Company; and/or (iii) prior to the commencement of such employee’s or contractor’s employment or engagement with the Company, have been duly and validly assigned to the Company, free of any Encumbrances. None of the Internal Developers is or has been in default or breach of any material term of their employment agreement or contract of engagement, development agreement or any other agreement relating directly to any Intellectual Properties.

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22.5	The use of the Intellectual Properties as is being used by the Company does not infringe and/or breach or affect the intellectual property rights, including moral rights, of any person.

22.6	There are no legal proceedings, disputes or claims of any kind including any litigation, arbitration, infringement and/or passing off actions filed or threatened against the Company in relation to the Intellectual Properties, and the Company has not received any cease and desist notice in relation to the Intellectual Properties, and there are no circumstances under which such a notice may be issued or which could give rise to any such legal proceedings, disputes or claims.

22.7	There is and has been no misuse of Know-how by the Company and the Seller has not made any disclosure of Know-how to any person other than the Purchaser, except properly and in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character. For the purpose of this provision “Know-how” means confidential industrial and commercial information and techniques in any form including, without limitation, trade secret, drawings, formulae, recipes, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

22.8	No moral rights have been asserted or are likely to be asserted, which would affect the use of any of the Intellectual Properties by the Company.

22.9	The domain names being atoll.sg constitute all of the domain names, websites and social media accounts of the Business. The Company has a right to use, and has paid all applicable fees in respect of, each such website and social media accounts (as applicable). The Company has not in the three (3)-year period ended on the date of this Agreement received any written notice that the operation of, or content of, any such domain names, websites or social media accounts in relation to the Business fails to comply with any applicable laws. The Company does not use any domain names or operates any websites or social media accounts that are not owned by or validly licensed to and registered to the Company, and such ownership, licence or registration rights are in good standing and transferable to the Purchaser.

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Schedule 6

Form of Deed of Completion Certificate

To:

RYDE GROUP LTD.

3 Fraser Street

#08-21 Duo Tower

Singapore 189352

Attention: [●]

Sale and Purchase of 40,000 shares in the paid-up and issued share capital of Atoll Discovery Pte. Ltd.

Dear Sirs,

1.	Introduction

I, Steven Kwek Poh Song (Steven Guo Baosong) refer to the sale and purchase agreement dated [●] in relation to the sale and purchase of 40,000 shares in the issued share capital of Atoll Discovery Pte. Ltd. (“Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to them under the Agreement.

2.	Confirmations

I hereby confirm that:

(i)	the Warranties remain true and accurate in all material respects and not misleading in any material respect, as if repeated at any time before and on the Completion Date, by reference to the facts and circumstances then existing;

(ii)	there have been no breaches of any covenants, undertakings and agreements required to be performed or caused to be performed by the Seller under the Agreement on or before the Completion Date;

(iii)	as of the Completion Date, there has not been any injunction, restraining order or other order or any other legal or regulatory restraint or prohibition issued or made by any court of competent jurisdiction or any other governmental authority which (i) prevents the consummation of the Transactions or which has or would have the effect of making the purchase of the Sale Shares void, illegal or otherwise prohibiting its completion or effectiveness; or (ii) adversely affects in any material respect the Purchaser’s ability to exercise full rights of ownership of the Sale Shares or the Purchaser’s rights under the Agreement;

(iv)	the Seller has duly complied with all Tax reporting and filing obligations in connection with the Transactions as required by all applicable laws and regulations;

(v)	there has been no breach by the Seller of any of the terms and conditions of the Agreement;

(vi)	the execution and performance of the Agreement by the Seller is not prohibited or restricted, curtailed, hindered, impaired or otherwise affected by any relevant statute, order, rule, directive or regulation promulgated by any legislative or regulatory body or authority after the date of the Agreement;

(vii)	at all times, on and from the date of the Agreement until the Completion Date (inclusive of both dates) there has not been any material adverse change to assets, business, financial condition, financial performance, prospects or results of operations of the Company as a whole having occurred;

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(viii)	there has not been any litigation, winding up (whether initiated by creditors or otherwise), judicial management, receivership, administration, arbitration, prosecution, scheme of arrangement or other legal proceedings having been instituted, announced or threatened by or against or remaining outstanding against the Company which could have a material adverse effect on the Company; and

(ix)	the Seller has obtained all necessary approvals, waivers or consents as may be required for the Transactions (including any government or regulatory consents, anti-trust clearances or notifications).

3.	Acknowledgement

I recognise that losses and damages, whether tangible or intangible, shall result to the Purchaser in the event of a false or misleading confirmation in this Deed. I shall indemnify and reimburse the Purchaser for any costs, claims, demands or liabilities of whatsoever nature arising directly or indirectly out of a false or misleading confirmation (whether knowingly or intentionally represented or not) under this Deed. Nothing in this Deed shall be construed as prohibiting the Purchaser from pursuing any other remedies available to it, either at law or in equity.

4.	Third Party Rights

A person who is not a party to this Deed has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore.

5.	Governing Law and Jurisdiction

This Deed shall be governed by and construed in accordance with the laws of Singapore. Any dispute arising out of or in connection with this Deed shall be resolved in accordance with Clause 23 (Governing Law and Dispute Resolution) of the Agreement.

EXECUTED and DELIVERED as a DEED:-

by Steven Kwek Poh Song

Steven Kwek Poh Song	Witness
Name:

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Schedule 7

List of Assets

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IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

THE SELLER

SIGNED by Steven Kwek Poh Song	)
(Steven Guo Baosong))
in the presence of:	)
Signature

Witness’s signature
Name:
Address:

THE PURCHASER

Signed for and on behalf of	)
RCSR PTE. LTD.	)
in the presence of:	)
Signature

Witness’s signature
Name:
Address:

RYDE GROUP LTD.
Signed for and on behalf of	)
RYDE GROUP LTD.	)
in the presence of:	)
Signature

Witness’s signature
Name:
Address:

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